Exhibit 16.1

October 26, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by South Plains Financial, Inc. (copied attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of South Plains Financial, Inc. dated October 26, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Weaver and Tidwell, L.L.P.

Fort Worth, Texas

Weaver and Tidwell, L.L.P.

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